Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Date November 30, 2006

BUyS

x-markets Deutsche Bank

Deutsche Bank

X-markets

Buffered Underlying Securities (BUyS) linked to: The S&P 500® Index 100% Participation with 20% Principal Protection

Final Terms and Conditions – Nov. 30, 2006

Summary Terms of Note

Security Codes	:	• CUSIP: 28264QDZ4 • ISIN: US28264QDZ46 • Common: 027661351
Underwriter	:	Deutsche Bank Securities Inc. (DBSI)
Issuer Ratings	:	Moody's Aaa / S&P AA+ / Fitch AAA *(see issuer info below)*
Issuance Amount	:	$2,800,000
Denomination	:	$1,000 per Note (min. investment $1,000).
Underlying	:	The S&P 500® Index (Bloomberg: SPX <INDEX>)
Initial Level	:	1,400.63 (Official closing level of the Underlying on the Initial Valuation Date).
Final Level	:	Official closing level of the Underlying on the Final Valuation Date.
Participation	:	100.00%
Buffer Level	:	1,120.50, which is 80.00% of the Initial Level (1st 20% drop is fully protected)
Redemption Amount at Maturity	:	The security holder will receive at Maturity for each Note: • If the Final Level ≥ Initial Level: ○ $1,000 * (Final Level / Initial Level) • If the Final Level ≥ Buffer Level, but < Initial Level: ○ $1,000 • If the Final Level < Buffer Level ○ ($1,000 * (Final Level / Initial Level)) + $200.00
Listing	:	Unlisted – Deutsche Bank will post an indicative secondary market on Bloomberg Page: DBUS <GO>, or on the x-markets website at http://www.usxmarkets.db.com
Business Days	:	London, New York (following business day convention)
Form of Note	:	The Notes will be represented by a single registered global note, deposited with the Depository Trust Company. Settles via DTC in Notional Amount traded per firm. Global, Book Entry.
Issuer	:	Eksportfinans ASA
Calculation Agent	:	Deutsche Bank AG London
Governing Law	:	New York

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

Standard & Poor's®", "S&P®", "S&P 500®", "Standard & Poor's 500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Deutsche Bank AG. The Product(s) is/are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Product.

Relevant Dates
Offering Period : November 21st, 2006 – November 30th, 2006
Initial Valuation Date : November 30th, 2006 Initial Settlement Date : December 5th, 2006 (3 Business Days after the Initial Valuation Date) Final Valuation Date : November 30th, 2011 Maturity / Final : December 5th, 2011 (3 Business Days after the Final Valuation Date), (5 Years) Settlement Date
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.
Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Deutsche Bank AG. The Product(s) is/are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the Product.

BUyS

X-markets Deutsche Bank

Product Snapshot

Buffered Underlying Securities (BUyS)

Indicative Terms – Nov. 21, 2006

Sample Structure:

- Underlying: The S&P 500® Index
- Maturity: 5 Years
- Participation: 100% participation in the S&P 500® Index
- Protection: 20.00%, the 1st 20% drop at maturity is fully protected
- Downside Risk: 1-for-1 downside participation + 20.00% Protection

Positioning:

- Index alternative that facilitates a moderately bullish view on the Underlying.
- Investors will have 100% uncapped upside participation in the Underlying.
- Investors will always out-perform the performance of the Underlying by 20.00% on the downside.

Upside Scenario:

- The Underlying appreciates and investors receive 100% uncapped upside participation in the Underlying.

Downside Scenario:

- If the Underlying depreciates more than 20% below their Initial Level, investors will participate 1-for-1 on the downside thereafter. Maximum loss is equal to 80%.

Risk Considerations:

- Because the Securities are not principal protected and the return to an investor is based on the performance of the Underlying, investors may lose the majority of their initial investment.
- Participation is in the price appreciation/depreciation of the Underlying (dividends not included).
- Credit Risk – Investors may lose up to 100% of their investment in the event of an issuer default.

Hypothetical Scenario Analysis at Maturity:

- The hypothetical scenario analysis contained herein is not reflective of the reinvestment of dividends and other earnings advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid. No representation is made that any trading strategy or account will, or is likely to, achieve similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.



BUyS
Equal Performance to Underlying
Protection
Out-Performance
Strike Price
Return (%)
60.00%
50.00%
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
-20.00%
-30.00%
-40.00%
-50.00%
-60.00%
50.00
60.00
70.00
80.00
90.00
100.00
110.00
120.00
130.00
140.00
150.00
Index Return
BUyS Note
Index Level

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

Standard & Poor's®", "S&P®", "S&P 500®", "Standard & Poor's 500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Deutsche Bank AG. The Product(s) is/are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Product.